Exhibit 99
NEWS RELEASE
July 30, 2020

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS
2Q 2020 Net Income of $14.0 Million
Strong Mortgage Production, Good Cost Control, Healthy Liquidity

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported net income for the second quarter of 2020 of $14.0 million. This compares to $15.8 million in the first, or linked, quarter of 2020, and $17.0 million in the second quarter of 2019.
“I’m extremely proud of the performance of our teammates for our customers, our bank and our community through a quarter filled with challenges,” said Rich Wacker, president and chief executive officer of American. “Our results reflect the impact of the crisis in the compression of our lending margins and higher provision for potential credit losses. We were able to partially offset these pressures through strong mortgage production, good cost control and a gain on sale of securities, while strong deposit growth reinforced our healthy liquidity position. As the uncertain environment unfolds, we will continue to work closely with our customers to manage our risk and serve as a source of stability.”
Financial Highlights
Net interest income was $56.7 million in the second quarter of 2020 compared to $61.1 million in the linked quarter, and $61.5 million in the second quarter of 2019. The decrease compared to the linked and prior year quarters was primarily due to lower asset yields within the loan and investment portfolios as a result of the lower interest rate environment. The investment portfolio yield was reduced by higher amortization of premiums within the mortgage backed securities portfolio in the second quarter. Net interest margin for the second quarter of 2020 was 3.21%, compared to 3.72% in the linked quarter and 3.82% in the second quarter of 2019.

The provision for credit losses was $15.1 million in the second quarter of 2020 compared to $10.4 million in the linked quarter and $7.7 million in the second quarter of 2019. The higher provision for the quarter was primarily due to $7 million in additional credit reserves related to COVID-19, as well as $4 million in provisioning for unfunded commitments.
        The net charge-off ratio for the second quarter of 2020 was 0.49%, compared to 0.44% in the linked quarter and 0.29% in the second quarter of 2019. Nonaccrual loans as a percent of total loans receivable held for investment was 0.86% in the second quarter of 2020, compared to 0.90% in the linked quarter and 0.79% in the prior year quarter.
        Noninterest income was $24.2 million in the second quarter of 2020, compared to $14.8 million in the linked quarter and $15.5 million in the second quarter of 2019. The increase in noninterest income from the linked and prior year quarters was primarily due to a $7.1 million gain related to the sale of 34,680 Visa Class B restricted shares and a $2.2 million gain on the sale of investment securities as we sold some legacy positions to reduce credit risk and yield volatility in our investment portfolio.
 Noninterest expense was $48.4 million in the second quarter of 2020, compared to $46.5 million in the linked quarter and $48.0 million in the second quarter of 2019. During the quarter, American incurred $3.7 million in COVID-19 related expenses, which consisted of additional pay to frontline employees who continued serving customers during the pandemic, the repurchase of excess vacation days for employees unable to use vacation while working through the pandemic, purchases of personal protective equipment and sanitation supplies, and employee meals purchased to promote employee safety and support small business restaurants. The higher COVID-19 related expenses were partially offset by lower travel, business development and marketing expenses.
Total loans were $5.5 billion as of June 30, 2020, up 6.45%1 from December 31, 2019, driven mainly by the addition of $370 million in Paycheck Protection Program (PPP) loans, as well as increases in the commercial real estate and commercial and industrial portfolios, offset by decreases in the retail portfolio.
Total deposits were $7.0 billion as of June 30, 2020, an increase of 12.1%2 from December 31, 2019. The average cost of funds was 0.18% for the quarter, down six basis points versus the linked quarter and down twelve basis points versus the prior year quarter.
Overall, American’s return on average equity for the second quarter of 2020 was 8.00%, compared to 9.15% in the linked quarter and 10.46% in the second quarter of 2019. Return on average assets was
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1 Annualized from December 31, 2019, total loans as of June 30, 2020 increased 12.9%.
2 Annualized from December 31, 2019, total deposits as of June 30, 2020 increased 24.2%.

0.72% for the second quarter of 2020, compared to 0.87% in the linked quarter and 0.96% in the same quarter last year.
In the second quarter of 2020, American retained capital and did not pay a dividend to HEI to support its commitment to PPP lending to the community while maintaining healthy capital levels. American had a leverage ratio of 8.4% at June 30, 2020.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2020 GUIDANCE

        Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2020 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for second quarter 2020.
        HEI plans to announce its second quarter 2020 consolidated financial results on Thursday, August 6, 2020 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2020 guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events — Events and Presentations.”
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.

        An on-line replay of the August 6, 2020 webcast will be available on HEI’s website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through August 20, 2020 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10146073.
        HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.
FORWARD-LOOKING STATEMENTS
        This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
        Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30,
(in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
Interest and dividend income
Interest and fees on loans	$53,541	$55,545	$58,620	$109,086	$116,480
Interest and dividends on investment securities	6,288	9,430	7,535	15,718	18,163
Total interest and dividend income	59,829	64,975	66,155	124,804	134,643
Interest expense
Interest on deposit liabilities	3,071	3,587	4,287	6,658	8,539
Interest on other borrowings	75	313	411	388	939
Total interest expense	3,146	3,900	4,698	7,046	9,478
Net interest income	56,683	61,075	61,457	117,758	125,165
Provision for credit losses	15,133	10,401	7,688	25,534	14,558
Net interest income after provision for credit losses	41,550	50,674	53,769	92,224	110,607
Noninterest income
Fees from other financial services	3,102	4,571	4,798	7,673	9,360
Fee income on deposit liabilities	2,897	5,113	5,004	8,010	10,082
Fee income on other financial products	1,212	1,872	1,830	3,084	3,423
Bank-owned life insurance	1,673	794	2,390	2,467	4,649
Mortgage banking income	6,252	2,000	976	8,252	1,590
Gain on sale of securities, net	9,275	—	—	9,275	—
Other income, net	(251)	413	534	162	992
Total noninterest income	24,160	14,763	15,532	38,923	30,096
Noninterest expense
Compensation and employee benefits	25,079	25,777	25,750	50,856	51,262
Occupancy	5,442	5,267	5,479	10,709	10,149
Data processing	3,849	3,837	3,852	7,686	7,590
Services	2,474	2,809	2,606	5,283	5,032
Equipment	2,290	2,339	2,189	4,629	4,253
Office supplies, printing and postage	1,049	1,341	1,663	2,390	3,023
Marketing	379	802	1,323	1,181	2,313
FDIC insurance	751	102	628	853	1,254
Other expense[1]	7,063	4,194	4,519	11,257	8,373
Total noninterest expense	48,376	46,468	48,009	94,844	93,249
Income before income taxes	17,334	18,969	21,292	36,303	47,454
Income taxes	3,320	3,208	4,276	6,528	9,599
Net income	$14,014	$15,761	$17,016	$29,775	$37,855
Comprehensive income	$13,734	$35,608	$31,291	$49,342	$58,382
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.72	0.87	0.96	0.79	1.07
Return on average equity	8.00	9.15	10.46	8.57	11.76
Return on average tangible common equity	9.07	10.39	11.97	9.72	13.48
Net interest margin	3.21	3.72	3.82	3.46	3.90
Efficiency ratio	59.84	61.27	62.36	60.53	60.06
Net charge-offs to average loans outstanding	0.49	0.44	0.29	0.46	0.34
As of period end
Nonaccrual loans to loans receivable held for investment	0.86	0.90	0.79
Allowance for credit losses to loans outstanding	1.50	1.49	1.17
Tangible common equity to tangible assets	7.9	8.3	8.2
Tier-1 leverage ratio	8.4	8.8	8.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$—	$28.0	$15.0	$28.0	$33.0
1 The three- and six-month periods ended June 30, 2020 include approximately $3.7 million and $3.8 million, respectively, of certain significant direct and incremental COVID-19 related costs. These costs, which have been recorded in Other expense, include $2.3 million of compensation expense and $1.1 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2020		December 31, 2019
Assets
Cash and due from banks		$140,968		$129,770
Interest-bearing deposits		365,996		48,628
Investment securities
Available-for-sale, at fair value		1,389,633		1,232,826
Held-to-maturity, at amortized cost		124,623		139,451
Stock in Federal Home Loan Bank, at cost		9,880		8,434
Loans held for investment		5,437,817		5,121,176
Allowance for credit losses		(81,307)		(53,355)
Net loans		5,356,510		5,067,821
Loans held for sale, at lower of cost or fair value		37,143		12,286
Other		512,722		511,611
Goodwill		82,190		82,190
Total assets		$8,019,665		$7,233,017
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,422,042		$1,909,682
Deposit liabilities–interest-bearing		4,607,910		4,362,220
Other borrowings		124,975		115,110
Other		158,344		146,954
Total liabilities		7,313,271		6,533,966
Common stock		1		1
Additional paid-in capital		350,826		349,453
Retained earnings		344,662		358,259
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains on securities	$21,264		$2,481
Retirement benefit plans	(10,359)	10,905	(11,143)	(8,662)
Total shareholder’s equity		706,394		699,051
Total liabilities and shareholder’s equity		$8,019,665		$7,233,017

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.